EXHIBIT (1)(a)

RESOLUTION OF MANAGERS OF OCCIDENTAL’S

SEPARATE ACCOUNT FUND C

MINUTES OF THE MEETING OF THE BOARD OF MANAGERS

OF OCCIDENTAL’S SEPARATE ACCOUNT FUND C

April 21, 1969

The first meeting of the Board of Managers of Occidental’s Separate Account Fund C was held on Monday, April 21, 1969, at the offices of Occidental Life Insurance Company, at 1150 South Olive Street, Los Angeles, at 1:30 p.m.

All the members of the Board of Managers were present. Additional persons present were: Powell E. Smith, E. V. Hoff, Kelly Stevens, Meno T. Lake, John A. Allison, Edmund W. Clarke, James O. Richards.

Mr. Earl Clark acted as temporary Chairman of the meeting and Mr. Stevens as temporary Secretary.

Mr. McGinn

Mr. Daniel F. McGinn made a presentation concerning the nature of variable annuities and described some of the types of contracts that it is contemplated will be sold and based on this Separate Account Fund C.

Election of Chairman of the Board

After a brief discussion, upon motion duly made, seconded and unanimously carried, the following resolution was adopted:

“RESOLVE, that Earl Clark be, and he hereby is, elected Chairman of the Board of Managers of this Fund C and that he shall hold such office until his successor is duly elected and qualified.”

Election of Officers

Next order of business was the election of officers of the Fund. Upon motion duly made, seconded and unanimously carried, the following resolutions were adopted:

“RESOLVE, that Powell E. Smith be, and he hereby is, elected President of this Fund C and that he shall hold such office until his successor is duly elected and qualified.”

“RESOLVE, that Daniel F. McGinn be, and he hereby is, elected Vice President of this Fund C and that he shall hold such office until his successor is duly elected and qualified.”

“RESOLVE, that Kelly Stevens be, and he hereby is, elected Secretary of the Board of Managers of this Fund C and Secretary of the Fund and that he shall hold such offices until his successor or successors are duly elected and qualified.”

“RESOLVE, that E. V. Hoff be, and he hereby is, elected Treasurer of this Fund C and that he shall hold such office, until his successor is duly elected and qualified.”

Regular Meetings and Members’ Fee

After a discussion of the holding of regular meetings of this Board of Managers and the fees to be paid to certain members thereof, upon motion duly made, seconded and unanimously carried, the following resolutions were adopted:

“RESOLVE, that the Board of Managers of the Fund shall hold its regular meetings at 3:00 p.m. on the Monday preceding the fourth Wednesday in January, April, July and October of each calendar year, at 1150 South Olive Street, Los Angeles, California, and no call or notice of such regular meetings need be given.”

“RESOLVE, that each member of the Board of Managers who is not an officer, director or employee of Occidental Life Insurance Company or any company affiliated with such company, shall be paid a fee of two hundred fifty dollars ($250.00) for each meeting of the Board that the member attends.”

SEC Registration of the

Fund and the Contracts

Next the matter of registering this Fund C under the Investment Company Act of 1940 and registering the contracts to be based thereon, was discussed; upon motion duly made, seconded and unanimously carried, the following resolutions were adopted:

“RESOLVE, that for the purpose of qualifying this Fund C as a registered investment company under the Investment Company Act of 1940 and for the purpose of qualifying contracts to be based on this Fund for sale to the public under the Securities Act of 1933, the President of this Fund C be, and he hereby is, authorized for and on behalf of this Fund to execute and cause to be filed with the Securities and Exchange Commission Forms N-8A, N-8B-1, and S-5, and any amendments thereto which said Officer shall deem necessary or appropriate.”

“RESOLVE, that the President of this Fund C be, and he hereby is, authorized to file with the Securities and Exchange Commission an application pursuant to Section 6(c) of the Investment Company Act of 1940, to exempt this Fund C from those provisions of such Act and the rules and regulations of said Commission under the Act, with which the President determines that Fund C should not or cannot comply.”

Investment Advisory and

Custody of Securities Agreements

Then followed a discussion of the proposed Investment Advisory Agreement and proposed Custody of Securities Agreement, both between this Fund and Occidental Life Insurance Company of California. Mr. McGinn assured the other members of the Board that the amount of the fee to be paid to Occidental under the Investment Advisory Agreement for each valuation period (which is .30% per annum of the asset value of the Fund), is customary in this type of agreement and to his knowledge is not greater than is provided in many other investment advisory agreements between life insurance companies and separate accounts. It was also noted by the Members that under the Custody Agreement, Occidental will not make any charge for its services. Upon motion duly made, seconded and unanimously carried, the following resolution was adopted:

“RESOLVE, that the proposed forms of Investment Advisory Agreement and Custody of Securities Agreement, between this Fund C and Occidental Life Insurance Company of California, both of which are annexed to and made a part of this resolution, be and they hereby are, in all respects approved, and the President of this Fund C be, and he hereby is, authorized for and on behalf of this Fund C to execute and deliver both of said Agreements, in substantially the forms presented to this meeting, with such changes as the President of the Fund shall deem necessary or appropriate, his signature thereon to be conclusive evidence of his approval of any such change or modification.”

Underwriting Agreement

Next, the entering into a Marketing Agreement with Transamerica Fund Sales and Occidental for the underwriting of contracts to be based on this Fund was discussed; upon motion duly made, seconded and unanimously carried, the following resolution was adopted:

“RESOLVE, that the proposed form of Marketing Agreement between this Fund C, Occidental Life Insurance Company of California, and Transamerica Fund Sales, Inc., annexed to and made a part of this resolution, be and it hereby is, in all respects approved and the President of this Fund C be, and he hereby is, authorized for and on behalf of this Fund to execute and deliver said Marketing Agreement in substantially the form presented to this meeting with such changes as the President of the Fund shall deem necessary or appropriate, his signature thereon to be conclusive evidence of his approval of any such change or modification.”

Independent Auditors

Then followed a discussion on the selection of independent auditors for this Fund C and upon motion duly made, seconded and unanimously carried, the following resolution was adopted:

“RESOLVE, that Ernst & Ernst be, and they hereby are, appointed auditors for this Fund C for the fiscal period ending December 31, 1969, subject to the right of Contract Owners to ratify or disapprove such selection at the first annual meeting for which there are Contract Owners eligible to vote; provided that such appointment shall terminate without penalty to this Fund if a majority of the Contract Owners of this Fund at any meeting called for such purpose shall vote to terminate such appointment.”

The meeting then adjourned.

Secretary